ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

LUMIGENE CORPORATION

Document Number P00000009132

On July 15, 2004, Board of Directors of Lumigene Corporation passed a resolution that Article 1 of the Articles of Incorporation be amended. On July 15, 2004, a majority of the Shareholders adopted the recommendation of the Company’s Board of Directors and by consent, approved this Amendment to the Articles of Incorporation of Lumigene Corporation. The corporation is filing these Articles of Amendment to the Articles of Incorporation, pursuant to F.S. 607.1006.

1.	The name of the corporation is Lumigene Corporation.

2.	Article 1 of the Articles of Incorporation of Lumigene Corporation shall be amended as follows:

ARTICLE 1. Name

The name of this corporation is:

IBMS, INC.

SECOND: The date of adoption of this amendment by the shareholders of this corporation is: July 15, 2004 and shall become effective upon filing with the Secretary of State of Florida.

THIRD: This amendment to the Articles of Incorporation of the Corporation has been duly adopted in accordance with the provisions of the Florida Business Corporation Act. A majority of the shares entitled to vote executed a Statement of Consent to Action by the Shareholders of the Company in accordance with the Provisions of the Florida Business Corporation Act. The number of shares voted in favor or the Amendment was sufficient to pass the action.

IN WITNESS WHEREOF the undersigned, the President of the Corporation, have executed this Amendment to the Articles of Incorporation this 15th day of July, 2004.

Stanley R. Milinowski, President